Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-107442, 333-85242, 333-73244, 333-47980 and 333-87791 on Form S-8 of our reports dated December 10, 2010, relating to the consolidated financial statements of Keynote Systems, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Keynote Systems, Inc. for the year ended September 30, 2010.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
December 10, 2010